  Exhibit 99.1

VistaGen Announces Pricing of Underwritten Offering of Common Stock and Warrants to Purchase Common Stock

South San Francisco, CA (August 31, 2017) – VistaGen Therapeutics, Inc. (NASDAQ: VTGN) (“VistaGen” or the “Company”), a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system disorders, today announced the pricing of an underwritten public offering of 1,371,430 shares of its common stock and warrants to purchase up to 1,892,572 shares of common stock at an offering price of $1.75 per share and related warrants. Each share of common stock is being sold together with 1.0128 Series A1 Warrants and 0.3672 of a Series A2 Warrant, with each whole Series A1 Warrant and each whole Series A2 Warrant exercisable to purchase one whole share of common stock. The warrants have an exercise price of $1.82 per full share, and will terminate 5 years from the time each warrant is first exercisable. Series A1 Warrants to purchase up to 1,388,931 shares of common stock are not exercisable until 6 months after issuance. Series A2 Warrants to purchase up to 503,641 shares of common stock are immediately exercisable. The gross proceeds of the offering are expected to be approximately $2.4 million, before deducting the underwriting discount and other estimated offering expenses.

Oppenheimer & Co. Inc. is acting as sole underwriter for the offering.

The closing of the offering is expected to occur on or about September 6, 2017, subject to the satisfaction of customary closing conditions.

VistaGen currently intends to use the net proceeds from the offering for general corporate purposes, including research and development related to preparations for the Company’s AV-101 MDD Phase 2 Adjunctive Treatment Study, and working capital.

The offering is being conducted pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-215671) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the SEC) on July 27, 2017. A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and the accompanying base prospectus, when available, relating to this offering may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York, 10004, or by telephone at 212-667-8563, or e-mail at EquityProspectus@opco.com.

About VistaGen
VistaGen Therapeutics, Inc. (NASDAQ: VTGN), is a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders. VistaGen’s lead CNS product candidate, AV-101, is in Phase 2 development, initially as a new generation oral antidepressant drug candidate for major depressive disorder (MDD). AV-101's mechanism of action is fundamentally different from all FDA-approved antidepressants and atypical antipsychotics used adjunctively to treat MDD, with potential to drive a paradigm shift towards a new generation of safer and faster-acting antidepressants. AV-101 is currently being evaluated by the U.S. National Institute of Mental Health (NIMH) in a small Phase 2 monotherapy study in MDD being fully funded by the NIMH and conducted by Dr. Carlos Zarate Jr., Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the NIMH. VistaGen is preparing to launch a 180-patient Phase 2 study of AV-101 as an adjunctive treatment for MDD patients with an inadequate response to standard, FDA-approved antidepressants. Dr. Maurizio Fava of Harvard University will be the Principal Investigator of the Company’s Phase 2 adjunctive treatment study. AV-101 may also have the potential to treat multiple CNS disorders and neurodegenerative diseases in addition to MDD, including neuropathic pain, epilepsy, Huntington’s disease, and levodopa-induced dyskinesia associated with Parkinson’s disease and other disorders where modulation of the NMDA receptors, activation of AMPA pathways and/or key active metabolites of AV-101 may achieve therapeutic benefit.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the closing of the offering and the anticipated use of proceeds, risks related to the successful launch, continuation and results of the NIMH’s Phase 2 (monotherapy) and/or the Company’s planned Phase 2 (adjunctive therapy) clinical studies of AV-101 in MDD, and other CNS diseases and disorders, including neuropathic pain and L-DOPA-induced dyskinesia associated with Parkinson’s disease, the potential for the Company’s stem cell technology to produce NCEs, cellular therapies, regenerative medicine or bone marrow stem cells to treat any medical condition, including autoimmune disorders and cancer, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the AV-101 clinical development activities described above. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: +1 (212) 896-1254/+1 (212) 896-1267
Email: VistaGen@KCSA.com